CONTACT:                 R. W. Ross          (215) 283-8352

FOR RELEASE:             Immediately              news from selas(R)

SELAS CORPORATION OF AMERICA | DRESHER, PA 19025 U.S.A. | Phone (215) 646-8600
                      | Telax 244472 | FAX 215-646-3536


                       SELAS SAYS IT WILL NOT GO AHEAD
                     WITH PLANS TO ACQUIRE MRL INDUSTRIES

                  DRESHER, PA February 27, 1998 -- Selas Corporation of America (AMEX-SLS) announced today that it will not acquire MRL Industries, Sonora, CA, a manufacturer of furnace and furnace components used principally in the semiconductor manufacturing process, as previously planned. Stephen F. Ryan, President and Chief Executive Officer of Selas said that a number of unresolved issues had led both parties to mutually agree to terminate the acquisition agreement.

                  As announced in September, 1997, Selas had agreed to acquire MRL for $16,750,000 in Selas stock in a merger to be accounted for as a pooling of interest. The acquisition was subject to customary conditions, including due diligence and shareholder approval by both parties.

                  "We believe that both parties will be better served going their separate ways," Ryan said. "Everyone involved, both MRL executives and Selas' management team, has been quite thorough in weighing the plusses and minuses of this proposed union. We are unanimous in the decision to terminate the agreement".

                  Ryan said that Selas will continue to focus on growth, both internally and through carefully selected acquisitions such as the recently completed acquisition of CFR, a Paris-based firm in the engineered industrial furnace business.

                  Selas is a diversified firm with international operations and sales that engages in the design, development, engineering and manufacturing of a range of products including precision electronic and electromechanical/plastic components, heat processing equipment and systems. and cable winch products.

                                    # # #